Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”), dated as of June 25, 2022, is by and between Gregg A. Seibert (the “Consultant”) and Essential Properties Realty Trust, Inc., a Maryland corporation (together with its subsidiaries, the “Company”), with a principal place of business located at 902 Carnegie Center Boulevard, Suite 520, Princeton, NJ 08540.

WHEREAS, the Company is an internally managed real estate company that acquires, owns and manages primarily single-tenant properties that are net leased on a long-term basis to middle-market companies operating service-oriented or experience-based businesses;

WHEREAS, since June 25, 2018 and through the date hereof, the Consultant has served as the Company’s Executive Vice President and Chief Operating Officer and, prior to that, held similar positions since June 2016 at the Company’s predecessor; and

WHEREAS, in light of the Consultant’s institutional knowledge of the Company and experience in the industry, the Company desires to receive consulting services from the Consultant following Consultant’s termination of employment with the Company, and the Consultant desires to provide consulting services to the Company, in each case on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the respective agreements set forth herein, and the mutual benefits to be derived here from, the Consultant and the Company agree as follows:

1.Engagement. The Company hereby engages the Consultant as a consultant and the Consultant hereby agrees to provide consulting services to the Company, all on the terms and subject to the conditions set forth herein.

2.Services of the Consultant. The Consultant hereby agrees during the Term (as defined below) to consult with the board of directors (the “Board”) and/or management of the Company in such manner and on such business, financial and operational matters as may be reasonably requested from time to time by the Board and/or management, including but not limited to providing:

2.1    general business advice;

2.2    advice regarding the Company’s investments, including its tenants, industry and geographic concentrations, and lease and loan terms;

2.3    advice with respect to formulating long-term business strategies; and

2.4    consulting services in connection with the business and operations of the Company as may be requested by the Board from time to time, including attending Board and committee meetings at the invitation of the Board.

3.Performance of Work. The Consultant and the Board and/or management shall meet and confer from time to time as reasonably requested by the Board or management. The Company acknowledges that (x) the Consultant’s services are not exclusive to the Company; and (y) the Consultant may render similar services to other persons and entities; provided that, the Consultant shall not (i) undertake any engagement or employment during the Term that would present a conflict of interest in view of the Consultant’s duties to the Company, or (ii) constitute a breach of this Agreement, including Section 11 of this Agreement.

The Consultant represents and warrants to Company that: (a) the Consultant has the power and authority to enter into and perform this Agreement and the Consultant’s entry into this Agreement and performance of services hereunder shall not cause of a breach of any obligations the Consultant may owe to any former employer or other third-party, (b) this Agreement, when executed and delivered, shall be a valid and binding obligation of the Consultant enforceable in accordance with its terms, (c) the Consultant has the skill and knowledge possessed by well-informed members of the Consultant’s industry, trade or profession and the Consultant will apply that skill and knowledge with care and diligence to perform the services in a professional manner and in accordance with law and the standards prevalent in the Consultant’s industry, trade or profession, and (d) at all times during the term of this Agreement, the Consultant shall be qualified and professionally competent to perform the services, and shall adhere to the Company’s policies and procedures, as the same may be communicated to the Consultant from time to time.

4.Compensation.

4.1    In consideration of the services to be provided by the Consultant hereunder, during the Term and subject to the Consultant’s continued services during the Term, the Company shall pay to the Consultant:

(A)    an annual cash fee of $480,000, payable monthly in advance on the first day of each month during the Term, in equal monthly installments of $40,000 in immediately available funds; and

(B)    during the 18-month period commencing on June 25, 2022 and subject to the Consultant’s timely and proper election of COBRA benefits, Consultant shall receive monthly reimbursement to the Consultant (or his estate or beneficiaries, as applicable) for the costs of maintaining coverage for health benefits at the Consultant’s current levels of benefits in effect immediately prior to June 25, 2022 (including family coverage under COBRA).

4.2    Consultant acknowledges that Consultant shall not participate in the Company’s annual incentive plan or receive new grants under the Company’s 2018 Incentive Plan (the “2018 Plan”). In addition, as a Consultant, Consultant shall not be eligible to participate in the Company’s benefit plans, except as set forth in Section 4.1(B). For the avoidance of doubt currently outstanding awards granted to the Consultant pursuant to the 2018 Plan shall continue to vest based on the Consultant’s continued service during the Term of this Agreement.

5.Control over Services; Expenses. The Consultant will perform the services hereunder from a location of the Consultant’s choice with the Consultant’s own office equipment, computing resources and telecommunications equipment. The Consultant shall not be entitled to any reimbursement of expenses, except for reasonable travel expenses expressly approved in advance by the Company and subject to the terms of the Company’s expense reimbursement policy as in effect from time to time. The Consultant shall perform the services at such times as the Consultant selects, subject only to reasonable deadlines established by the Company from time to time. The Company may approve or disapprove of the proposed services to be provided by the Consultant, but the Consultant shall control the means of production, shall exercise the Consultant’s professional judgment in determining how to meet the Company’s stated goals, and shall comply with all applicable laws, regulations and Company policies.

6.Securities Trading. The Consultant hereby acknowledges that from time to time the Consultant will receive material non-public information concerning the Company pursuant to this Agreement and that the Consultant is aware of the restrictions imposed by U.S. securities laws, and the rules and regulations promulgated thereunder, on persons in possession of material non-public information. The Consultant hereby further acknowledges receipt of the Company’s “Insider Trading and Confidentiality Policy” attached hereto as Exhibit A (the “Trading Policy”) and hereby agrees to comply at all times with the

Trading Policy as if the Consultant were an employee of the Company. The Consultant acknowledges and agrees that the Consultant is responsible for the Consultant’s own compliance with applicable securities laws and the Consultant’s ability to lawfully trade in securities of the Company is subject to the application of such laws.

7.Term. This Agreement shall become effective on the date hereof and shall terminate on June 25, 2023 (the “Initial Term”), unless earlier terminated pursuant to this Agreement. This Agreement shall automatically renew and extend for successive one-year periods (each such one-year period, a “Renewal Term”) unless either party elects not to renew this Agreement and gives written notice thereof to the other party. The Initial Term and any Renewal Term shall be referred to in this Agreement as the “Term.”

8.Termination. This Agreement may be terminated by the Company or by the Consultant, in each case upon, 30 days’ written notice to the other party; additionally, this Agreement may be terminated by the Company immediately for Cause (as defined below).

“Cause” means one or more of the following: (i) the Consultant’s refusal (after written notice and reasonable opportunity to cure) to perform the Consultant’s obligations pursuant to this Agreement; (ii) the Consultant’s commission of an act materially and demonstrably detrimental to the financial condition and/or goodwill of the Company, which act constitutes gross negligence or willful misconduct in the performance of duties to the Company; (iii) the Consultant’s commission of any theft, fraud, act of dishonesty or breach of trust resulting in or intended to result in material personal gain or enrichment of the Consultant at the direct or indirect expense of the Company; (iv) the Consultant’s conviction or indictment of, or plea of guilty or nolo contendere to, a felony involving moral turpitude; or (v) a material violation of any restrictive covenant with respect to non-competition, non-solicitation, confidentiality or protection of trade secrets (or similar provision regarding intellectual property) by which the Consultant is bound under any agreement between the Consultant and the Company. No act or failure to act will be considered “willful” (x) unless it is done, or omitted to be done, by the Consultant in bad faith or without reasonable belief that the Consultant’s action or omission was in the best interests of the Company or (y) if it is done, or omitted to be done, in reliance on the informed advice of the Company’s outside counsel or independent accountants or at the express direction of the Board.

9.Confidentiality. The Consultant will not directly or indirectly publish, disseminate or otherwise disclose, use for Consultant’s own benefit or for the benefit of a third party, deliver or make available to any third party, any Confidential Information (as defined below), other than as expressly permitted under the terms of this Agreement or in furtherance of the purposes of this Agreement, and only then with the prior written consent of the Company, and it is agreed and understood that all Confidential Information shall remain the sole property of the Company.

In the event that the Consultant is requested or required (by interrogatories, requests for information from a court or governmental or regulatory authority, subpoena or similar legal process) to disclose any Confidential Information, then such disclosure may be made without liability under this Agreement. In such event, the Consultant shall provide the Company with prompt written notice of the existence, terms and circumstances surrounding such request or requirement so that the Company may, at its own expense, seek an appropriate protective order and/or, in its sole discretion, waive compliance by the Consultant with the applicable provisions of this Agreement. If, in the absence of such a protective order or waiver, the Consultant is nonetheless legally compelled to disclose any Confidential Information, then the Consultant may, without liability under this Agreement, disclose only such portion of the Confidential Information as the Consultant is advised by counsel is legally required to be disclosed. The Consultant shall use reasonable efforts to obtain assurances that such disclosed Confidential Information will be afforded confidential treatment and to preserve the confidentiality of the remainder of the Confidential Information. In no event will the Consultant oppose action by the Company to obtain a protective order or other relief to prevent the disclosure of the Confidential Information or to obtain reliable assurance that confidential treatment will be afforded the Confidential Information and, if the Company seeks such an order, the Consultant shall cooperate as the Company shall reasonably request at the Company’s expense.

The Company acknowledges and agrees that nothing in this Agreement prohibits or limits the Consultant (or the Consultant’s attorney) from initiating communications directly with, responding to any inquiry from, volunteering information (including Confidential Information) to, or providing testimony before, the Securities and Exchange Commission, the Department of Justice, the Financial Industry Regulatory Authority, any other self-regulatory organization, or any other governmental, law enforcement, or regulatory authority, regarding any reporting of, investigation into, or proceeding regarding suspected violations of law, and that the Consultant is not required to advise or seek permission from the Company before engaging in any such activity. The Consultant further acknowledges that, in connection with any such activity, the Consultant must inform such authority of the confidential nature of any Confidential Information that the Consultant provides, and that the Consultant is not permitted to disclose any information that is protected by the attorney-client privilege or any other privilege belonging to the Company, as the Company does not waive and intends to preserve such privileges. The Consultant understands that pursuant to the federal Defend Trade Secrets Act of 2016, the Consultant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

“Confidential Information” means any information or data of or pertaining to the Company that is in the possession of the Consultant, whether in oral, visual, written, electronic or other form, that is not generally known to the public or competitors of the Company, including, without limitation, any such information and data concerning or consisting of (i) the business or affairs of the Company, (ii) the Company’s properties, tenants, leases, products or services, (iii) fees, costs and pricing structures, (iv) the Company’s financial position, results of operations, projections and related analysis, (v) acquisitions and dispositions, (vi) strategic transactions, (vii) financing plans, (viii) manuals and documentations, (ix) intellectual property and (x) customer/tenant/borrower lists, in whatever form, together with all such information in any notes, memoranda, summaries, analyses, compilations, forecasts, studies, data and other documents and materials (in whatever form maintained) relating thereto that are prepared by the Consultant in each case to the extent that they use, contain, reflect or are derived from or incorporate any such information or data. Notwithstanding the foregoing, Confidential Information does not include the existence of this consulting engagement or information or data that: (A) is or was independently developed by the Consultant without the use of or reference to any Confidential Information; (B) is or becomes generally available to the public, other than as a result of disclosure by the Consultant in breach of this Agreement but only after it becomes generally available; (C) is or becomes available to the Consultant on a non-confidential basis from a source other than the Company having the right to disclose such information; or (D) is already in the possession of the Consultant, other than by previous disclosure by the Company.

10.Intellectual Property. All right, title and interest (including any copyrights, patent rights, trademarks, service marks and tradenames) in and to all ideas, discoveries, creations, manuscripts and properties, innovations, improvements, know how, inventions, designs, developments, apparatus, techniques, methods, formulae, software code, Works (as defined below), derivative works, and trade secrets, (collectively, the “Inventions”) which may be used in the business of the Company, whether patentable, copyrightable or not, which the Consultant may conceive, reduce to practice or develop (whether alone or in conjunction with another or others) during the period while the Consultant is engaged by the Company and which in any way relate to the Company’s business, use any Confidential Information, or are made through the use of any of the Company’s equipment, facilities or supplies, will be the sole and exclusive property of the Company and the Consultant hereby assigns to the Company all rights, title and interest throughout the world in and to all Inventions. The Consultant agrees to promptly disclose to the Company all such matters. Without limiting the foregoing, the Consultant also acknowledges that all original works of authorship which are made by the Consultant (solely or jointly with others) within the scope of the Consultant’s engagement or which relate to the business of the Company (“Works”) and which are protectable by copyright are “works made for hire” pursuant to the United States Copyright Act (17 U.S.C. Section 101), provided, however, that in the event such Works do not constitute “works made for hire” or are not owned by the Company, the Consultant hereby assigns to the Company or its designee all of the Consultant’s right, title and interest in and to the Works. The Consultant hereby waives, with respect to the Inventions and Works, all moral rights, rights of attribution and integrity, rights of droit moral and similar rights, in all jurisdictions throughout the world, including, without limitation, the rights set forth in 17 U.S.C. §106A. The Consultant further represents that, to the best of the Consultant’s knowledge and belief, none of the Inventions will violate or infringe upon any right, patent, copyright, trademark or right of privacy, or constitute libel or slander against or violate any other rights of any person, firm or corporation, and that the Consultant will use the Consultant’s best efforts to prevent any such violation.

11.Non-Competition; Non-Solicitation. (a) The Consultant acknowledges that due to the Consultant’s prior position with and relationship to the Company and the services to be performed hereunder, the Consultant has been among those responsible for developing and maintaining (in whole or in part) the goodwill of the Company. To protect the Company’s trade secrets and relationships and goodwill with customers, during the Term and ending (i) 60 days following the termination of this Agreement (regardless of whether the Consultant resigns or is terminated, or the reason for any such resignation or termination), the Consultant shall not render services to any competitor of the Company in the United States or Canada; (ii) on the later of June 25, 2023 or 60 days following the termination of this Agreement (regardless of whether the Consultant resigns or is terminated, or the reason for any such resignation or termination), the Consultant shall not render services to any competitor of the Company in the United States or Canada who has securities listed on a securities exchange. For purposes of the foregoing, a “competitor” shall include any business that acquires, owns or manages a material amount of single-tenant properties that are net leased to tenants. The Consultant shall provide full disclosure to the Company of any proposed engagement or employment of the Consultant by any third-party that could reasonably be expected to present a conflict of interest.

(b) For a period beginning on the date of this Agreement and ending one year after the date of termination of this Agreement (regardless of whether the Consultant resigns or is terminated, or the reason for any such resignation or termination), the Consultant shall not in any capacity, either individually or in association with others, employ or solicit for employment (other than by virtue of a general advertisement directed to the public) any person who is an employee of the Company immediately prior to such employment or during such solicitation.

(c) The Consultant acknowledges that the limitations set forth in this Section 11 are fair and reasonable, and will not prevent the Consultant from earning a livelihood after the Consultant leaves the Company’s employ. The Consultant recognizes that these restrictions are appropriate based on the special and unique nature of the services the Consultant will render, the access to the Confidential Information that the Consultant will enjoy, the access to the Company’s customers that the Consultant will have as a result of Consultant’s duties to the Company hereunder, and the risk of unfair competition that the Company will face absent such restrictions.

12.Injunctive Relief. It is recognized and acknowledged by the Consultant that a breach of the covenants contained in Sections 9, 10 and 11 will cause irreparable and continuing damage to Company and its goodwill, the exact amount of which will be impossible to ascertain, and that there are no adequate remedies at law for any such breach. Accordingly, the Consultant agrees that in the event of a breach of any of the covenants contained in Sections 9, 10 or 11, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to obtain emergency equitable relief, including specific performance and injunctive relief, without (i) the necessity of posting bond or other security, (ii) the necessity of showing actual damages, and (iii) the necessity of showing that monetary damages are inadequate. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages. Upon the issuance (or denial) of an injunction, the underlying merits of any dispute will be resolved in accordance with the arbitration provisions of Section 22 of this Agreement.

13.Liability. The Consultant shall not be liable to the Company for any loss, claim, liability, damage or expense arising out of or in connection with the performance of services pursuant to and consistent with the terms of this Agreement, other than any loss, claim, liability, damage or expense to the extent determined by the final judgment of a court of competent jurisdiction to have been caused from the gross negligence, fraud, bad faith or willful misfeasance of the Consultant or the Consultant’s affiliates.

14.Indemnification. To the fullest extent permitted by applicable law, the Company shall indemnify and hold harmless the Consultant from and against any loss, claim, liability, damage or expense, joint or several, and any action in respect thereof, whether or not involving a third party, to which the Consultant may be subject, insofar as such loss, claim, liability, damage, expense or action relates to, arises out of or results from any Covered Event (as defined below) or alleged Covered Event, and will reimburse the Consultant upon request for all reasonable expenses (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by the Consultant in connection with investigating, defending or preparing to defend against any such loss, claim, liability, damage, expense or action, as such expenses are incurred or paid. The term “Covered Event” shall mean (a) any action taken, or services performed, by the Consultant, pursuant to and consistent with the terms of this Agreement and (b) any action taken, or omitted to be taken, by the Company in connection with any matter in which the Consultant has been involved pursuant to this Agreement; provided that, the term “Covered Event,” with respect to the Consultant, shall exclude any loss, claim, liability, damage, or expense to the extent determined by the final judgment of a court of competent jurisdiction to have been caused by the gross negligence, fraud, bad faith or willful misfeasance of the Consultant or any affiliate thereof.

15.Independent Contractor. All services provided by the Consultant pursuant to this Agreement will be rendered by the Consultant as an independent contractor, and this Agreement does not create an employer-employee, partnership, agency or joint venture relationship between the Company and the Consultant. Except as expressly provided herein, the Consultant will have no rights to receive any employee benefits, such as health and accident insurance, sick leave or vacation, which are accorded to Company employees. The Consultant will not in any way represent himself to be an employee, partner, joint venturer or agent authorized to bind the Company. The Consultant is not authorized to make any representation, agreement, contract or commitment on behalf of the Company or incur any liabilities or obligations of any kind in the name of or on behalf of the Company. The Consultant further acknowledges that, as an independent contractor, the Consultant shall be solely responsible for all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to Consultant’s performance of services and receipt of fees under this Agreement. All taxes (including, but not limited to, payroll and employment taxes, self-employment taxes, and sales and use taxes), insurance, and benefits shall be the sole responsibility of Consultant. The Consultant agrees to indemnify the Company with respect to any taxes, penalties, or interest related to the Consultant’s receipt of any compensation paid to the Consultant, whether pursuant to this Agreement or otherwise.

16.Notices. Any notice, report or payment required or permitted to be given or made under this Agreement by one party to the other shall be deemed to have been duly given or made if personally delivered or, if mailed, when mailed by registered or certified mail, postage prepaid, to the other party at the following addresses (or at such other address as shall be given in writing by one party to the other):

If to the Consultant:

Gregg A. Seibert
[***]

If to the Company:

Essential Properties Realty Trust, Inc. 902 Carnegie Center Boulevard, Suite 520 Princeton, NJ 08540
Telephone: (609) 436-0610
Attention: Chief Executive Officer

17.Entire Agreement. This Agreement shall (a) contain the complete and entire understanding and agreement of the Consultant and the Company with respect to the subject matter hereof and (b) supersede all prior and contemporaneous understandings, conditions and agreements, oral or written, express or implied, respecting the engagement of the Consultant in connection with the subject matter hereof, including, without limitation, the Employment Agreement, dated and effective as of June 25, 2018 between the Company and Gregg A. Seibert (the “Prior Agreement”); provided, however, that the Section 2(f), 3(d), 5(c), 5(d), and 6(c) of the Prior Agreement shall survive and continue.

18.Amendment; Waiver. This Agreement may be amended or modified, or any of the terms, covenants or conditions hereof may be waived, only by a written instrument executed by the Consultant and the Company, or in the case of a waiver, by the party or parties waiving compliance. Any waiver by any party of any condition or of the breach of any provision, term or covenant contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as a further or continuing waiver of any such condition, or the breach of any other provision, term or covenant of this Agreement.

19.Assignment. This Agreement may not be assigned by any party hereto without the written consent of the other party; provided, that, the Company may assign this Agreement to any of its affiliates.

20.Successors. This Agreement and all the obligations and benefits hereunder shall be binding upon and inure to the benefit of the parties and their legal representatives, heirs, administrators, executors, successors and permitted assigns.

21.Counterparts. This Agreement may be executed and delivered by each party hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and both of which taken together shall constitute one and the same agreement.

22.Dispute Resolution. In the event of any controversy or claim arising out of or relating to this Agreement (hereafter, a “Dispute”), including the breach, termination or validity thereof, the Consultant and the Company shall work in good faith, using reasonable best efforts and recognizing their mutual interests, to resolve such Dispute in a manner satisfactory to both parties. If the Consultant and the Company do not resolve such Dispute within thirty (30) business days after written notice of the Dispute is provided to the other party, such Dispute shall be finally resolved by arbitration in accordance with the International Institute for Conflict Prevention and Resolution (“CPR”) Rules for Administered Arbitration by a sole arbitrator reasonably acceptable to the parties. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq., and judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof. The place of the arbitration shall be Princeton, New Jersey. The arbitrator shall be empowered to enter an equitable decree mandating specific enforcement of the terms of this Agreement. The Consultant and the Company shall equally bear all expenses of CPR (including those of the arbitrator incurred in connection with the arbitration), provided, however, that the applicable party shall bear all such expenses if the arbitrator determines that such party’s claim or position was frivolous.

23.Choice of Law. This Agreement and any Dispute shall be governed by and construed in accordance with the domestic laws of the State of New Jersey, without giving effect to any choice of law or conflict of laws provision or rule (whether of the State of New Jersey or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New Jersey. In the event that arbitration must be compelled concerning any claim or dispute arising under or in connection with this Agreement, each party consents to the in personam jurisdiction of the courts of the State of New Jersey and the United States District Court located in the State of New Jersey.

24.Severability. If any provision of this Agreement is or becomes illegal, invalid or unenforceable under any law or regulation of any jurisdiction, it shall, as to such jurisdiction, be deemed modified to the least degree necessary to conform to the requirements of such law or regulation, or if for any reason it is not deemed so modified, it shall be illegal, invalid or unenforceable only to the extent set forth in the law or regulation without affecting the legality, validity or enforceability of such provision in any other jurisdiction or the remaining provisions of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Consulting Agreement to be duly executed and delivered on the date and year first above written.

GREGG A. SEIBERT

/s/ Gregg A. Seibert___________________________

ESSENTIAL PROPERTIES REALTY TRUST, INC.

By: /s/ Peter M. Mavoides______________________

Peter M. Mavoides
President and Chief Executive Officer

Exhibit A
ESSENTIAL PROPERTIES REALTY TRUST, INC.
INSIDER TRADING AND CONFIDENTIALITY POLICY

This Policy confirms procedures which employees and members of the board of directors (the “Directors”) of Essential Properties Realty Trust, Inc. (“Essential Properties” or the “Company”) must follow.

1. Prohibition Against Trading on Material Nonpublic Information

During the course of your service at Essential Properties, you may become aware of material nonpublic information. Generally, you should assume that information is “material” if there is a substantial likelihood that a reasonable investor would consider it important in making investment decisions, or if the information could be viewed as significantly altering the “total mix” of information available about the security. While the determination of what is “material” is dependent on the relevant facts and circumstances, examples of “material” information regarding securities include, but are not limited to, information regarding:

a.Dividend changes,
b.Earnings estimates,
c.Changes in previously released earnings estimates,
d.Significant merger or acquisition proposals or agreements,
e.Material real estate transactions,
f.Major litigation, tax or regulatory matters,
g.Liquidity problems and
h.Extraordinary management developments.

“Nonpublic information” means information that has not been effectively communicated to the marketplace. Information received about a company under circumstances which indicate that it is not yet in general circulation should be considered nonpublic. As a rule, you should be able to point to some fact to show that the information is generally available. For example, information found in a public report filed with the Securities and Exchange Commission, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal, or other publications of general circulation would be considered public.

If you are aware of material nonpublic information regarding Essential Properties you are prohibited from trading in Essential Properties securities, unless such trade is made pursuant to a properly qualified, adopted and submitted Rule 10b5-1 trading plan. Rule 10b5-1 trading plans are discussed in Section 2 of this Policy. The policy against trading securities when in possession of material nonpublic information applies to all employees and Directors of Essential Properties as well as to family members who share their households. It also applies to former employees and former Directors and to family members who share their households.

Even after Essential Properties has released information to the press or the information has been reported, at least one full Trading Day must elapse before you trade in Essential Properties securities. For the purposes of this Policy, a “Trading Day” shall mean any day on which the New York Stock Exchange is open for trading. For example, if Essential Properties issues a press release containing material information at 6:00 p.m. on a Tuesday, and the New York Stock Exchange is open for trading on Wednesday, persons subject to this Policy shall not be permitted to trade in Essential Properties securities until Thursday. If Essential Properties issues a press release containing material information at 6:00 p.m. on a Friday, and the New York Stock Exchange is open for trading on Monday, persons subject to this Policy shall not be permitted to trade in Essential Properties securities until Tuesday. Furthermore, if you learn material nonpublic information about another company with which Essential Properties does business, or you learn that Essential Properties is planning a major transaction with another company

(such as an acquisition), you must not trade in the securities of the other company until such information has been made public for at least one full Trading Day.

You also are prohibited from giving “tips” on material nonpublic information, that is directly or indirectly disclosing such information to any other person, including family members and relatives, so that they may trade in Essential Properties securities or the securities of another company about which you have material nonpublic information.

2. Rule 10b5-1 Trading Plans

Rule 10b5-1 under the Securities Exchange Act of 1934 establishes a safe harbor for liability under Rule 10b-5 for trades by insiders that are made pursuant to a written plan that was adopted in good faith at a time when the insider was not aware of material nonpublic information. It is the Company’s policy that executive officers and Directors may make trades pursuant to a Rule 10b5-1 plan provided that (i) such plan meets the requirements of Rule 10b5-1, (ii) such plan was adopted at a time when the executive officer or Director would otherwise have been able to trade under Section 3 of this Policy and (iii) adoption of the plan was expressly authorized by a member of the Company’s legal department. Note that trades made pursuant to Rule 10b5-1 plans must still be reported to the Chief Operating Officer pursuant to the second paragraph of Section 4 below.

3. Permitted Trading Periods for Non-Rule 10b5-1 Trades

Essential Properties employees and Directors, and family members of all of the above who share their households may only trade Essential Properties securities during the period commencing one full Trading Day following a release of quarterly results, and ending on the date that is ten Trading Days prior to the end of the subsequent quarter. Nonetheless, as mentioned above, no trade of Essential Properties securities may be made during these periods if the person covered by this Policy possesses material nonpublic information which has not been disseminated in the public market for at least one full Trading Day.

From time to time, upon prior notice to the persons affected, the Company may impose special blackout periods during which Essential Properties employees and Directors are prohibited from trading in Essential Properties securities. The Company will notify the Company’s employees and Directors in advance of any such special blackout periods via email communication.

The trading restrictions set forth in this Section 3 do not apply to any trades made pursuant to properly qualified, adopted and submitted Rule 10b5-1 trading plans.

4. Preclearance; Reporting Trades

In order to minimize the risk of an inadvertent violation of the foregoing policy, it is the Company’s policy that before buying or selling any Essential Properties securities, even if within the window period, all executive officers and Directors must clear the transaction with the Chief Operating Officer. Clearance of a transaction does not constitute a recommendation by the Company or any of its employees or agents that you should engage in the subject transaction. Decisions regarding requests for clearance are made at the discretion of the Chief Operating Officer, who may consult with outside legal or other professionals in determining whether to grant any request for clearance. Clearance of a transaction is valid only for a 48-hour period. If the transaction order is not placed within that 48-hour period, clearance for the transaction must be re-requested. The Chief Operating Officer may withdraw approval at any time. If clearance of the transaction is denied, the fact of such denial must be kept confidential by you.

We require that all executive officers and Directors submit to the Chief Operating Officer a copy of any trade order or confirmation relating to the purchase or sale of Essential Properties securities within one business day of any such transaction. This information is necessary to enable us to monitor trading by executive officers and Directors and ensure that all such trades are properly reported. Your adherence to this Policy is vital to your protection as well as Essential Properties’.

5. Hedging Transactions

Hedging transactions may insulate you from upside or downside price movement in Essential Properties securities which can result in the perception that you no longer have the same interests as the Company’s other shareholders. Accordingly, you and your family members who share your household may not enter into hedging or monetization transactions or similar arrangements with respect to Essential Properties securities, including the purchase or sale of puts or calls or the use of any other derivative instruments. In addition, you and your family members who share your household may not, under any circumstances, trade options for, or sell “short,” Essential Properties securities.

6. Confidentiality

Serious problems could be caused for Essential Properties and you by unauthorized disclosure of internal information about Essential Properties, whether or not for the purpose of facilitating improper trading in Essential Properties securities. Therefore, Essential Properties personnel should not discuss internal matters or developments with anyone outside of Essential Properties, except as required in the performance of regular job requirements.

This prohibition applies specifically (but not exclusively) to inquiries about Essential Properties which may be made by securities analysts, members of the press or others in the financial community. It is important that all such communications on behalf of Essential Properties be made in accordance with Company policy. Unless you are expressly authorized to the contrary, if you receive any inquiries of this nature, you should decline comment and refer the inquiry to the Chief Operating Officer.

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THESE ARE VERY SERIOUS MATTERS. INSIDER TRADING IS ILLEGAL. POSSIBLE PENALTIES INCLUDE SIGNIFICANT FINES, SUBSTANTIAL JAIL TERMS, LIABILITY FOR DAMAGES AND PROHIBITION FROM WORKING IN THE FINANCIAL SERVICES SECTOR. EMPLOYEES WHO VIOLATE THIS POLICY MAY BE SUBJECT TO DISCIPLINARY ACTION BY THE TRUST, INCLUDING DISMISSAL FOR CAUSE. IF YOU HAVE ANY QUESTION OR DOUBT ABOUT THE APPLICABILITY OR INTERPRETATION OF THIS POLICY OR THE PROPRIETY OF ANY DESIRED ACTION, PLEASE SEEK CLARIFICATION FROM THE CHIEF OPERATING OFFICER. DO NOT TRY TO RESOLVE UNCERTAINTIES ON YOUR OWN.

ACKNOWLEDGMENT

The undersigned acknowledges that he/she has read this Insider Trading and Confidentiality Policy and agrees to comply with the restrictions and procedures contained herein.

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